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EXHIBIT 11 - Statement re computation of per share earnings

                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)


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
                                                                            Three Months ended
                                                                                 March 31,
                                                                       ------------------------------
                                                                           2000              1999
                                                                       ------------      ------------
Basic EPS computation:
  Numerator:
    Income before extraordinary gain                                   $     20,594      $     20,873

                                                                       ------------      ------------

    Income applicable to common stock                                  $     20,594      $     20,873
                                                                       ============      ============

  Denominator:
    Average common shares                                                29,071,467        33,642,148
                                                                       ============      ============

Basic EPS before extraordinary gain                                    $       0.71      $       0.62
                                                                       ============      ============


Diluted EPS calculation:
  Numerator:
    Income before extraordinary gain                                   $     20,594      $     20,873
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                           5,340               775
                                                                       ------------      ------------

    Income applicable to common stock                                  $     25,934      $     21,648
                                                                       ============      ============

  Denominator:
    Average common shares - basic                                        29,071,467        33,642,148
    Stock option conversion                                                 809,677         1,135,933
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities                         7,730,328         1,428,571
                                                                       ------------      ------------

    Average common shares - diluted                                      37,611,472        36,206,652
                                                                       ============      ============

Diluted EPS before extraordinary gain                                  $       0.69      $       0.60
                                                                       ============      ============
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